Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”), dated as of January 23, 2006 (the “Effective Date”), is made by and among David R. Asplund (“Mr. Asplund”) and Electric City Corp., a Delaware corporation (the “Company”).
     WHEREAS, the Company desires to assure itself of the services of Asplund, and Asplund desires to be employed by the Company; and
     WHEREAS, the Company and Asplund desire to clearly define and clarify all material terms and conditions of this employment relationship through a written agreement;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mr. Asplund do hereby agree as follows:
     Section 1. Employment and Duties. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to employ Mr. Asplund as its Chief Executive Officer to render such services as would be customary for a chief executive officer and to render such other services and discharge such other responsibilities as the Board of Directors of the Company may, from time to time, stipulate and which shall not be inconsistent with the position of Chief Executive Officer. Mr. Asplund’s employment pursuant to this Agreement shall commence on January 23, 2006 and terminate on January 22, 2009, unless earlier terminated pursuant to the termination provisions of this Agreement. The period during which Asplund is employed by the Company under this Agreement is herein called the “Employment Period”. The parties acknowledge and agree that certain provisions hereof shall continue in effect following the termination of the Employment Period, as set forth herein.
     Section 2. Performance. (a) Mr. Asplund accepts the employment as set forth in Section 1 herein and agrees to concentrate all of his professional time and efforts to the performance of the services described therein, including the performance of such other services and responsibilities as the Board of Directors of the Company may from time to time stipulate and which shall not be inconsistent with the position of Chief Executive Officer.
     (b) Without limiting the generality of the foregoing, Mr. Asplund ordinarily shall devote not less than five (5) days per week (except for vacations and regular business holidays observed by the Company) on a full-time basis, during normal business hours Monday through Friday. Mr. Asplund further agrees that when the performance of his duties reasonably requires, he shall be present on the Company’s premises or engaged in service to or on behalf of the Company at such times except during vacations, regular business holidays or weekends.

     (c) Notwithstanding the foregoing, the Company agrees that Mr. Asplund has the right to participate in outside activities, including but not limited to serving on boards of directors for civic, charitable or business organizations, in a paid or unpaid capacity, so long as such activities are not in direct conflict with Mr. Asplund’s obligations as outlined herein. Further, Mr. Asplund will have reasonable, limited use of the Company’s resources and reasonable time during the Company’s business hours to pursue such activities so long as such activities do not unreasonably interfere with his obligations as Chief Executive Officer. Upon request by the Company, Mr. Asplund agrees to furnish to the Company a list of organizations in which he is involved, including a description of his involvement in such organizations and the amount of any remuneration received or expected to be received from such involvement.
     Section 3. Term/Termination.
     3.1. Term. The term of employment under this Agreement (the “Employment Period”) shall commence on January 23, 2006 and shall terminate on January 22, 2009 unless earlier terminated pursuant to the termination provisions set forth herein. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that Mr. Asplund’s employment may be terminated for “Due Cause” (as hereinafter defined), and subject to any consent or approval rights of the holders of the Company’s Series E Convertible Preferred Stock. At the end of the Employment Period, the continuation of Asplund’s employment with the Company shall be at the will of the Company and Mr. Asplund on terms and conditions agreed to by the Company and Mr. Asplund and there shall be no obligation on the part of the Company or Mr. Asplund to continue such employment.
     3.2. Termination for Due Cause. The Employment Period may be terminated for “Due Cause” (as defined below) by the Company upon the affirmative vote of a majority of the Board of Directors (a “Termination Vote”), provided that any required consent of the holders of the Company’s Series E Convertible Preferred Stock to such termination is obtained before such termination shall become effective. Upon a Termination Vote and obtaining any required consent of the holders of the Company’s Series E Convertible Preferred Stock, a written notice of such termination shall be given to Mr. Asplund in the manner required by Section 6 hereof. For purposes hereof, “Due Cause” shall mean any of the following:
(i)	a material breach by Mr. Asplund of his covenants under this Agreement if such material breach is not remedied within fifteen (15) calendar days following written notice thereof from the Company or any Director of the Company;

(ii)	commission by Mr. Asplund of a felony, or of theft or embezzlement of property of the Company;

(iii)	actions by Mr. Asplund (other than actions taken with the approval of the Board) which result in a material injury to the businesses, properties or reputation of the Company or any of its subsidiaries;

(iv)	refusal to perform or substantial neglect of the duties assigned to Mr. Asplund pursuant to Section 1 of this Agreement if such refusal or neglect is not remedied within fifteen (15) calendar days following written notice thereof from the Company or any Director of the Company; or

(v)	any material violation of any statutory or common law duty of loyalty to the Company.
All compensation to Mr. Asplund under this Agreement shall immediately terminate upon the effective date of any termination of the Employment Period for Due Cause hereunder (other than any earned but unpaid salary, vacation and bonus compensation as set forth in Sections 4.1, 4.2 and 4.7, respectively, herein for the period ending on the date of termination) and all vested and unvested “Stock Options” (as defined in Section 4.3) as of such date shall immediately expire, terminate and be of no further force or effect; provided, however, that if the Employment Period is terminated for a reason stated in clause (ii) or clause (iii) (or both) and no other reason is given, and it shall be subsequently determined by a final decision of a court or arbitrator having jurisdiction that Mr. Asplund did not commit the alleged acts in question, or, in the case of clause (iii) that the acts did not result in a material injury to the businesses, properties or reputation of the Company or any of its subsidiaries, then such vested and unvested Stock Options shall be restored to Mr. Asplund and he shall be treated as having been terminated pursuant to Section 3.6 for the purposes of his rights with respect to such Stock Options, except that the termination date shall be the date of such final determination of such court or arbitrator. Any salary, bonus and accrued vacation shall be payable as follows: salary and accrued vacation shall be paid at the next regularly scheduled payroll date, and any bonus shall be payable in accordance with the applicable bonus plan.
     3.3. Termination Due to Death. The Employment Period shall automatically terminate upon the death of Mr. Asplund and all compensation to Mr. Asplund shall immediately cease, other than any earned but unpaid salary, vacation and bonus compensation as set forth in Sections 4.1, 4.2 and 4.7, respectively, herein for the period ending on the date of termination. All unvested Stock Options as of such date of death shall immediately vest. Stock Options which are vested prior to the date of death or on the date of death pursuant to the preceding sentence may be exercised by his estate or executor within one (1) year following the date of death. Any Stock Options which are not exercised within such period of one (1) year thereafter shall thereupon expire, terminate and be of no further force or effect. Any salary, bonus and accrued vacation shall be payable as follows: salary and accrued vacation shall be paid at the next regularly scheduled payroll date, and any bonus shall be payable in accordance with the applicable bonus plan.
     3.4. Termination Due to Permanent Total Disability. In the event that Mr. Asplund becomes “Permanently Disabled” (as defined below), the Company, at its option, shall have the right to terminate the Employment Period by written notice to Mr. Asplund given in the manner required by Section 6 hereof. For purposes hereof, “Permanently Disabled” shall mean physical or mental inability of Mr. Asplund to perform substantially all of the services required pursuant to this Agreement for a continuous period of one-hundred eighty (180) days or for a period aggregating at least one-hundred eighty (180) days in any consecutive twelve (12) month period. In the event that Mr. Asplund disputes the Company’s determination that he is Permanently Disabled, the determination shall be made by a qualified physician selected jointly by the Company and Mr. Asplund. In the event of termination of the Employment Period pursuant to this Section 3.4, all compensation to Mr. Asplund shall immediately cease, other than any earned but unpaid salary, vacation and bonus compensation as set forth in Sections 4.1, 4.2 and 4.7, respectively, herein for the period ending on the date of termination, and any vested Stock Options as of the date of termination shall be exercisable for up to 90 days following such termination. Any Stock Options which are vested on the date of termination may be exercised by Mr. Asplund within one hundred eighty (180) days following the date of termination. Any Stock Options which are vested on the date of termination and are not exercised within such period of one hundred eighty (180) and are not exercised by Mr. Asplund within one hundred eighty (180) days following the termination date shall thereupon expire, terminate and be of no further force or effect. All unvested Stock Options as of such date of termination shall immediately terminate. Any salary, bonus and accrued vacation shall be payable as follows: salary and accrued vacation shall be paid at the next regularly scheduled payroll date, and any bonus shall be payable in accordance with the applicable bonus plan.
     3.5. Termination by Mr. Asplund. (a) Mr. Asplund may terminate the Employment Period and his employment hereunder (i) in the event the Company has breached a material term or condition of this Agreement which is not cured or remedied within fifteen (15) days following Mr. Asplund’s giving written notice of such breach to the Chairman of the Board of Directors of the Company, or (ii) at Mr. Asplund’s convenience pursuant to Section 3.5(b), or (iii) as provided in Section 4.3(e). In the event that Mr. Asplund terminates the Employment Period due to an uncured breach by the Company, such action shall be deemed to be a termination of the Employment Period by the Company without Due Cause for purposes hereof. Any salary, bonus and accrued vacation payable with respect to such termination shall be in accordance with Section 3.6 below.
     (b) In the event that the Employment Period is terminated by Mr. Asplund at his convenience, then Mr. Asplund will be due any earned but unpaid salary, vacation and bonus compensation as set forth in Sections 4.1, 4.2 and 4.7, respectively, herein, and any vested Stock Options as of the date of termination shall be exercisable for up to ninety (90) days following such termination. Any Stock Options which are vested on the date of termination and are not exercised by Mr. Asplund within ninety (90) days following the termination date shall thereupon expire, terminate and be of no further force or effect. Except as otherwise set forth in Section 4.3(e), any unvested Stock Options as of the date of termination shall immediately terminate. Any salary, bonus and accrued vacation payable under this Section 3.5(b) shall be payable as follows: salary and accrued vacation shall be paid at the next regularly scheduled payroll date, and any bonus shall be payable in accordance with the applicable bonus plan.

     (e) In the event that the Employment Period is terminated by Mr. Asplund in accordance with Section 4.3(e), then Mr. Asplund will be due the amounts provided for thereunder.
     3.6. Termination Other Than Due Cause, Death, Disability or Resignation. In the event that the Employment Period is terminated for reasons other than Due Cause, death, becoming Permanently Disabled or resignation or pursuant to Section 4.3(e), then all Stock Options then held by Mr. Asplund and scheduled to vest within one (1) year of the date of such termination shall vest immediately and be exercisable at any time within one (1) year after the date of such termination. Any Stock Options which are not exercised within one (1) year following such termination date shall thereupon expire, terminate and be of no further force or effect. Upon any termination under this Section 3.6, the Company shall pay as severance compensation to Mr. Asplund (i) six (6) months’ salary compensation at his then annual salary compensation rate, plus (ii) any bonus earned as of the termination date, and (iii) any accrued vacation. Such severance compensation shall be paid to Mr. Asplund as follows: (x) the six (6) months’ salary compensation shall be payable in installments in accordance with the Company’s regular payroll; (y) any bonus shall be payable in accordance with the applicable terms governing such bonus; and (z) accrued vacation shall be paid at the next regularly scheduled payroll date. No termination pursuant to Section 4.3(e) shall be deemed to be a termination under this Section 3.6.
     3.7. Surrender of Properties. Upon any termination of Mr. Asplund’s employment with the Company, regardless of the cause therefore, Mr. Asplund shall be deemed to have resigned from the Company’s Board of Directors and as an officer and director of any of the Company’s subsidiaries, if serving as such at that time, and shall promptly deliver to the Company all property provided to him by the Company or its subsidiaries for use in relation to his employment and any and all sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models or other materials and information of or pertaining to the Company or its subsidiaries or their customers or prospective customers or the products, businesses and operations of the Company or its subsidiaries.
     3.8. Survival of Covenants. The covenants of Mr. Asplund set forth in Sections 3.7, 4 and 5 herein shall survive the termination of the Employment Period or termination of this Agreement.
     Section 4. Compensation/Expenses.
     4.1 Base Salary. In exchange for the services to be rendered by Mr. Asplund hereunder, the Company agrees to pay, during the Employment Period, a base annual salary (the “Base Salary”) of Two Hundred Eighty Five Thousand dollars ($285,000), which shall be payable in equal installments in accordance with the Company’s regular payroll.
     4.2 Bonuses.

     (a) For the period commencing on the Effective Date and ending on December 31, 2006, Mr. Asplund shall be eligible for a bonus determined based on the Company’s consolidated gross revenue for the fiscal year ending December 31, 2006 (as reflected in the Company’s reported financial statements) in accordance with the following table:

Consolidated Gross Revenue	Bonus Amount
More than $10,000,000	$15,000
More than $12,500,000	Additional $15,000
More than $16,000,000	Additional $15,000
More than $18,000,000	Additional $20,000
Any such bonus shall be paid promptly (and in any event on the next regular payroll date) following determination of the Company’s consolidated gross revenue for fiscal year 2006.
     (b) For the period commencing on January 1, 2007 and ending on December 31, 2007, Mr. Asplund shall be eligible for a bonus, not to exceed $65,000, determined based on the Company’s consolidated net income for such period on such terms as shall be agreed upon by Mr. Asplund and the Compensation Committee of the Board of Directors, as approved by the Board of Directors. Any such bonus shall be paid promptly (and in any event on the next regular payroll date) following determination of the Company’s consolidated net income for fiscal year 2007.
     (c) For the period commencing on January 1, 2008 and ending on December 31, 2008, Mr. Asplund shall be eligible for a bonus, not to exceed $65,000, determined based on the Company’s consolidated net income for such period on such terms as shall be agreed upon by Mr. Asplund and the Compensation Committee of the Board of Directors, as approved by the Board of Directors. Any such bonus shall be paid promptly (and in any event on the next regular payroll date) following determination of the Company’s consolidated net income for fiscal year 2008.
     4.3. Stock Options.
     (a) Subject to obtaining the approval of the Company’s shareholders at the 2006 annual meeting of shareholders as described below, the Company grants to Mr. Asplund stock options (the “Stock Options”) to purchase up to Four Million Five Hundred Thousand (4,500,000) shares of the Company’s common stock at the following prices per share:
     (i) options with respect to One Million Five Hundred Thousand (1,500,000) shares shall be at a price per share of $0.62 and such options shall become vested and exercisable on January 22, 2007, so long as Mr. Asplund is employed by the Company as its Chief Executive Officer on such date;

     (ii) options with respect to One Million Five Hundred Thousand (1,500,000) shares shall be at a price per share equal to the higher of (x) the average closing price of the Company’s common stock as measured over the thirty (30) trading day period prior to January 22, 2007, or (y) the closing price of the Company’s common stock on January 22, 2007. Such options shall become vested and exercisable on January 22, 2008, so long as Mr. Asplund is employed by the Company as its Chief Executive Officer on such date; and
     (iii) options with respect to One Million Five Hundred Thousand (1,500,000) shares shall be at a price per share equal to the higher of (x) the average closing price of the Company’s common stock as measured over the thirty (30) trading day period prior to January 22, 2008, or (y) the closing price of the Company’s common stock on January 22, 2008. Such options shall become vested and exercisable on January 22, 2009, so long as Mr. Asplund is employed by the Company as its Chief Executive Officer on such date.
     (b) Registration Rights. Mr. Asplund shall have piggy-back registration rights for all shares of the Company’s common stock obtained through the exercise of any Stock Options granted pursuant to this Section 4.3 with respect to any registration statement filed by the Company with the Securities and Exchange Commission covering shares of common stock (other than on Form S-4 or S-8), except that Mr. Asplund agrees to waive his registration rights for any registration undertaken at the request of, or registration that includes, the holders of the Company’s Series E Convertible Preferred Stock and/or the rights of any other holders of the Company’s preferred stock to the extent that such waiver is requested by such holders. In addition, Mr. Asplund agrees that his registration rights shall be subject to underwriter cutbacks as may be requested by an underwriter with respect to a registration of the Company’s common stock. The Company shall bear the cost of registering the shares pursuant to this Section 4.3.1, other than any underwriters’ discounts or commissions.
     (c) Sale of Assets: Change in Control. For all purposes of this Agreement, a “Change in Control” shall be deemed to have occurred when (i) the Company is merged or consolidated with another entity which is not then controlled by the Company and, as a result of such merger or consolidation, an unrelated entity acquires the ability to elect a majority of the Company’s Board of Directors, or (ii) substantially all of the Company’s assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with the Company. Upon the occurrence of a Change in Control, the Stock Options granted to Mr. Asplund pursuant to this Section 4.3 shall be automatically and immediately vested and become exercisable by Mr. Asplund, subject to the other applicable terms of this Agreement.
     (d) Shareholder Approval; Terms Governing Stock Options. Five Hundred Thousand (500,000) of the Stock Options granted hereunder, which shall vest on January 22, 2007, shall be granted immediately and governed in accordance with the provisions of the Company’s 2001 Employee Stock Incentive Plan. The Company’s grant of the remaining Four Million (4,000,000) Stock Options hereunder shall not become effective until such time as the grant thereof shall have been approved by the Company’s shareholders. The Company hereby agrees to submit such grant for shareholder approval at the 2006 annual meeting of shareholders of the Company. Except as otherwise provided herein, all such Stock Options shall be governed by the terms of the 2001 Employee Stock Incentive Plan.
     (e) Termination if Shareholders Do Not Approve Grant of Options. In the event that the Company’s shareholders do not approve the grant of such additional Four Million (4,000,000) Stock Options at the Company’s 2006 annual meeting of shareholders, then (i) such additional Stock Options shall be null and void and treated as if never granted, and (ii) for a period of thirty (30) days thereafter, Mr. Asplund, at his sole discretion, may elect to terminate his employment and the Employment Period hereunder and receive the benefits described in the next sentence. Provided that Mr. Asplund remains employed as President of the Company on the date of the Company’s 2006 annual meeting, if, within the thirty (30) day period specified, Mr. Asplund elects to terminate his employment and the Employment Period pursuant to the first sentence of this Section 4(e) because the additional Stock Options are not approved by the stockholders, then (x) the 500,000 Stock Options granted pursuant to the 2001 Employee Stock Incentive Plan shall immediately vest and be exercisable at any time for a period of ninety (90) days, with any unexercised options terminating at the end of such ninety (90) day period, and (y) the Company shall pay to Mr. Asplund, as a lump sum, an amount equal to his base salary from the date of such termination through January 22, 2007 plus $65,000, plus any accrued unused vacation as of the date of termination, and such amount shall be paid to Mr. Asplund on the date of the Company’s next regular payroll.
     4.4. Insurance. During the Employment Period, the Company shall continue to provide, at its expense and if Mr. Asplund continues to be eligible and qualifies for such benefits, (i) long-term disability insurance providing for disability benefits equal to 60% of his base salary to age 65, (ii) term life insurance with death benefits equal to three times his base salary, (iii) medical and dental insurance for Mr. Asplund and his family substantially equivalent to any such benefits provided to other senior executives of the Company, (iv) directors’ and officers’ liability insurance, in such amount as may be determined by the board of directors of the Company, (v) vacation in accordance with Section 4.7 hereof, and (vi) any other benefits offered from time-to-time to other senior executives of the Company. Mr. Asplund agrees to submit to any medical or other examination and to execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such long-term disability and life insurance.
     4.5. Automobile Allowance. Mr. Asplund shall be entitled to an automobile allowance of $550.00 per month.
     4.6. Business Expenses. Mr. Asplund shall be reimbursed for reasonable business-related expenses that he incurs pursuant to his employment with the Company, subject to review and approval by the Audit Committee of the Board of Directors (the “Audit Committee”). Mr. Asplund shall provide the Company with expense reports detailing business-related expenses and supporting documentation and other substantiation of such expenses that conform to the reporting requirements of the Company and requirements of the Internal Revenue Service. Mr. Asplund may request reimbursement advances equal to the amounts of business-related expenses submitted but such advances shall be subject to subsequent adjustment following review and approval by the Audit Committee.
     4.7. Vacation. Mr. Asplund shall be entitled to twenty (20) paid vacation days per calendar year which will accrue ratably over each twelve (12) month period; provided that he may take his vacation days for each contract year at any time during such year. Up to five (5) vacation days may be accumulated and carried over to the next calendar year.
     Section 5. Covenants of Mr. Asplund.
     5.1. Confidentiality. During the Employment Period and following the termination thereof for any reason, Mr. Asplund shall not disclose or make any use of, for his own benefit or for the benefit of a business or entity other than the Company or its subsidiaries, any secret or confidential information, lists of customers and prospective customers or any other information of or pertaining to the Company or its subsidiaries that is not publicly available.
     5.2. Inventions and Secrecy. Except as otherwise provided in this Section 5.2, Mr. Asplund (i) shall hold in a fiduciary capacity for the benefit of the Company and its subsidiaries, all secret and confidential information, knowledge, or data of the Company and its subsidiaries obtained by Mr. Asplund during his employment by the Company, which is not generally know to the public or recognized as standard industry practice (whether or not developed by Mr. Asplund) and shall not, during his employment by the Company and following the termination of such employment for any reason, communicate or divulge any such information, knowledge or data to any person or entity other than the Company, its subsidiaries or persons or entities designated by the Company; (ii) shall promptly disclose to the Company all inventions, ideas, devices and processes made or conceived by him, alone or jointly with others, from the time of entering the Company’s employ and until such employment is terminated and for a one (1) year period following such termination, which pertain, whether directly or indirectly, to the business of the Company or its subsidiaries or resulting from or suggested by any work which he may have done for or at the request of the Company or its subsidiaries; (iii) shall at all times during his employment with the Company, assist the Company and its subsidiaries in every proper way (at the expense of the Company) to obtain and develop for the benefit of the Company patents on such inventions, ideas, devices and processes; and (iv) shall doe all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable to vest in the Company the entire interest in such inventions, ideas, devices and processes referred to in this Section 5.2.
     5.3. Competition Following Termination. Within the two (2) year period following termination, for any reason, of Mr. Asplund’s employment with the Company, Mr. Asplund shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company, (i) engage directly or indirectly, whether as an officer, director, stockholder (of 5% or more of such entity), partner, majority owner, managerial employee, creditor, or otherwise, in the operation, management or conduct of any business that competes with the businesses of the Company or its subsidiaries being conducted at the time of such termination; (ii) solicit, contact, interfere with, or divert any customer served by the Company or its subsidiaries, or any prospective customer identified by or on behalf of the Company or its subsidiaries as of the date of Mr. Asplund’s termination to divert business from or compete with the Company; or (iii) solicit any person employed by the Company or any of its subsidiaries at the time of such termination to leave such employment. Notwithstanding the foregoing, a response by a Company employee (or an employee of a subsidiary of the Company) to a non-directed general solicitation shall not be deemed a violation of clause (iii) preceding.
     5.4. Acknowledgement. Mr. Asplund acknowledges that the restrictions set forth in this Section 5 are reasonable in scope and essential to the preservation of the businesses and proprietary properties of the Company and its subsidiaries at the time of such termination and that the enforcement thereof will not in any manner preclude Mr. Asplund, in the event of termination of his employment with the Company, from becoming gainfully employed to provide a reasonable standard of living for himself, the members of his family and those dependent upon him.
     5.5. Severability — Covenants. The covenants of Mr. Asplund contained in this Section 5 shall each be construed as any agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Mr. Asplund against the Company or its subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its subsidiaries of such covenants. The parties hereto expressly agree and contract that it is not the intention of any party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful and the remainder of such provision and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad, thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in lieu of the overly broad covenant, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.
     5.6. Remedies for Breach. Mr. Asplund acknowledges that his services pursuant to this Agreement are unique and extraordinary and that irreparable injury will result to the Company and its businesses and properties in the event of a material breach of the terms and conditions of this Section 5 to be performed by him, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enjoin him from performing services for any other person or entity or otherwise acting in violation of any of the terms of this Section 5, and to obtain damages for any breach of this Section 5.

     Section 6. Indemnification. In addition to any rights Mr. Asplund may have under the Company’s charter or by-laws, the Company agrees to indemnify Mr. Asplund and hold Mr. Asplund harmless, both during the Term and thereafter, against all costs, expenses (including, without limitation, attorneys’ and accountants’ fees) and liabilities (other than settlements to which the Company does not consent, such consent not to be unreasonably withheld) (collectively, “Losses”) reasonably incurred by Mr. Asplund in connection with any claim, action, proceeding or investigation brought against or involving Mr. Asplund with respect to, arising out of or in any way relating to Mr. Asplund’s employment with the Company. Mr. Asplund shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company and approved by Mr. Asplund; provided that Mr. Asplund shall have the right to employ counsel to represent him (at the Company’s expense) if Company counsel would have a “conflict of interest” in representing both the Company and Mr. Asplund. The Company shall not settle or compromise any claim, action, proceeding or investigation without Mr. Asplund’s consent, which consent shall not be unreasonably withheld or delayed; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Mr. Asplund in connection therewith. To the fullest extent permitted by law and the Company’s certificate of incorporation and by-laws, the Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Mr. Asplund in connection with any such claim, action, proceeding or investigation. The provisions of this paragraph shall survive the termination of this Agreement for any reason.
     Section 7. Notice. Any notice required or permitted hereunder shall be in writing and given (i) either by actual delivery of the notice into the hands of the party hereunder entitled, or (ii) by the mailing of the notice in the United States mail, certified mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as either party may from time to time designate to the other by written notice as provided herein.

If to the Company:	Electric City Corp.
1280 Landmeier Road
Elk Grove Village, IL 60007
Attention: Chairman of the Board of Directors

With a copy to:	Electric City Corp.
1280 Landmeier Road
Elk Grove Village, IL 60007
Attention: Chief Financial Officer

If to Mr. Asplund:	Mr. David Asplund
2829 Iroquois Road
Wilmette, IL 60091

The notice shall be deemed to be received in case (i) on the date of actual receipt by the party and in case (ii) three days following the date of the mailing.
     Section 8. Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon: (i) the Company unless made in writing and signed by an officer of the Company, duly authorized by the Board of Directors of the Company or; (ii) Mr. Asplund unless made in writing and signed by him. The waiver by the Company or Mr. Asplund of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of such party. No other course of dealing between the parties or any delay in exercising any rights hereunder will operate as a waiver of any rights of either party under this Agreement.
     Section 9. Governing Law/Arbitration. (a) The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws and decisions of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.
     (b) The parties hereto agree that in the event of any disagreements or controversies arising from this Agreement, such disagreements and controversies shall be subject to binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in Chicago, Illinois before one neutral arbitrator. Such arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of written notice of said disagreement or controversy. If the parties cannot mutually agree to an arbitrator within thirty (30) days, then the AAA shall designate the arbitrator. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (excluding attorneys’ fees) shall be paid as determined by the arbitrator. This paragraph shall survive the termination of this Agreement.
     Section 10. Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written.

     Section 11. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any company or entity with which the Company may merge or consolidate.
     Section 12. Remedies Cumulative. The remedies provided herein shall be cumulative and in addition to any and all other remedies which either party may have at law or in equity.
     Section 13. Costs of Enforcement. In the event of any suit or proceeding seeking to enforce the terms, covenants or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available pursuant to this Agreement or applicable law, recover his or its reasonable attorneys’ fees and costs as shall be determined and awarded by an arbitrator or court, as the case may be.
     Section 14. Headings. Numbers and titles to paragraphs hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.
     Section 15. Severability — General. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
     Section 16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

ELECTRIC CITY CORP.		DAVID R. ASPLUND

By:	/s/ Richard Kiphart	/s/ David R. Asplund

Printed: Richard Kiphart
Title: Chairman of the Board